EXHIBIT 99.1

Donegal Group Inc. Announces Inclusion of Mountain States Insurance Business in Donegal Underwriting Pool

MARIETTA, Pa., Jan. 15, 2021 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ:DGICA) and (NASDAQ:DGICB) today announced that its 2021 consolidated financial results will begin to include the business Donegal Mutual Insurance Company (“Donegal Mutual”) and its subsidiaries generate in four Southwestern states. Donegal Mutual and its subsidiaries have marketed commercial products in the Southwestern region as the Mountain States Insurance Group (“Mountain States”) since the May 2017 merger of Mountain States Mutual Casualty Company with and into Donegal Mutual. For the year ended December 31, 2020, Mountain States had net premiums written of approximately $48.5 million in the states of Colorado, New Mexico, Texas and Utah.

Kevin G. Burke, President and Chief Executive Officer of Donegal Group Inc., commented, “We are pleased with the transformation of Mountain States since Donegal Mutual’s acquisition of that business operation in 2017. Donegal Mutual provided significant resources and operational support over the past several years to fully integrate the Mountain States operations and return them to underwriting profitability. The inclusion of the Mountain States insurance business in the pooling agreement represents a continuation of the multi-faceted acquisition strategy Donegal Group Inc. has shared with Donegal Mutual over the past 30 years.”

For policies effective January 1, 2021 and thereafter, Donegal Mutual will include the insurance business of Mountain States in its pooling agreement with Atlantic States Insurance Company (“Atlantic States”), an insurance subsidiary of Donegal Group Inc. Pursuant to the pooling agreement, Atlantic States has an 80% share of the results of the pooled business. Therefore, Donegal Group Inc.’s consolidated financial results will include 80% of the net underwriting results of Mountain States for policies effective in 2021 and subsequently.

About the Company

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries and affiliates offer personal and commercial property and casualty lines of insurance in 24 Mid-Atlantic, Midwestern, New England, Southern and Southwestern states. Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group Inc. conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Class A common stock and Class B common stock of Donegal Group Inc. trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. We are focused on several primary strategies, including achieving sustained excellent financial performance, strategically modernizing our operations and processes to transform our business, capitalizing on opportunities to grow profitably and delivering a superior experience to our agents and customers.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to attract new business, retain existing business and collect balances due to us as a result of the prolonged economic challenges resulting from the COVID-19 pandemic, adverse and catastrophic weather events, our ability to maintain profitable operations, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, business and economic conditions in the areas in which our insurance subsidiaries operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments including those related to COVID-19 business interruption coverage and exclusions, changes in regulatory requirements and other risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For Further Information:

Jeffrey D. Miller, Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com

Adam Prior, Senior Vice President, The Equity Group Inc.
Phone: (212) 836-9606
E-mail: aprior@equityny.com